UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2022

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38470	27-4726035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

285 East Grand Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 416-1192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UBX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On August 17, 2022, Unity Biotechnology, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Securities LLC, Cantor Fitzgerald & Co. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell 64,285,714 shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), and accompanying warrants to purchase up to 64,285,714 shares of Common Stock (the “Warrants”) at a combined public offering price of $0.70 per Share and accompanying Warrant to the Underwriters (the “Offering”).

The Warrants have an exercise price of $0.85 per share, are immediately exercisable and will expire five years from the date of issuance. The Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also are entitled to participate on an as-exercised basis with respect to the Company’s stockholders. In the event of a fundamental transaction, the holders of the Warrants are entitled to receive from the Company, or any successor entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrants, that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction. The Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of Common Stock are entitled.

A holder of a Warrant will not be entitled to exercise any portion of such Warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or 9.99% at the election of the holder) of the total number of then issued and outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of the Warrant and subject to such holder’s rights under the Warrant to increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from such holder to the Company.

In connection with the Offering, the Company entered into a warrant agency agreement with Computershare Inc., pursuant to which Computershare Inc. will serve as the warrant agent for the common warrants.

The Company estimates that the net proceeds from the Offering are approximately $41.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering closed on August 22, 2022 and was made pursuant to a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3, as amended (Registration No. 333-263574).

The Underwriting Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete statement of the rights and obligations of the parties under the Underwriting Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing is only a brief description of the terms of the form of Warrant, does not purport to be a complete statement of the rights and obligations of the parties thereto and the transactions contemplated thereby, and is qualified in its entirety by reference to the form of Warrant, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the legal opinion of Latham & Watkins LLP relating to the validity of the issuance and sale of the Shares and the Warrants in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

On August 17, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 17, 2022, among Unity Biotechnology, Inc. and SVB Securities LLC, Cantor Fitzgerald & Co. and Mizuho Securities USA LLC, as representatives of the underwriters named therein.

4.1	Form of Warrant.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	Press release dated August 17, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BIOTECHNOLOGY, INC.

Date: August 22, 2022	By:	/s/ Lynne Sullivan
Lynne Sullivan
Chief Financial Officer